UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2019

Vivint Solar, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36642	45-5605880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 West Ashton Blvd. Lehi, UT		84043
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (877) 404-4129

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	VSLR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

On December 18, 2019 (the “Closing Date”), Vivint Solar ABL, LLC (the “Borrower”), a wholly owned indirect subsidiary of Vivint Solar, Inc. (the “Company”), entered into a loan and security agreement (the “Loan Agreement”) with certain financial institutions for which Bank of America, N.A. (the “Agent”) is acting as administrative agent and collateral agent, under which the Borrower may incur up to an aggregate principal amount of $200 million in revolver borrowings (the “Asset Financing Facility”). The Loan Agreement provides that loans under the Asset Financing Facility are intended to be used to finance the purchase of certain inventory and residential solar energy systems, to repay the Existing Credit Facility (as defined below) and for other general corporate purposes. The Asset Financing Facility matures on June 18, 2023.

Borrowings under the Asset Financing Facility may be designated as Base Rate Loans or LIBOR Loans, subject to certain terms and conditions under the Loan Agreement. Base Rate Loans accrue interest at a rate per year equal to 2.25% plus the highest of (i) the federal funds rate plus 0.5%, (ii) Bank of America, N.A.’s published “prime rate,” and (iii) LIBOR rate plus 1.0%, subject to a 0.00% floor. LIBOR Loans accrue interest at a rate per annum equal to 3.25% plus the fluctuating rate of interest equal to the London Interbank Offered Rate or a comparable or successor rate which rate is approved by the Agent, subject to a 0.00% floor.

The Borrower’s obligations under the Loan Agreement are guaranteed by each of the Company and Vivint Solar Holdings, Inc. As collateral for the Borrower’s obligations under the Loan Agreement, the Borrower and certain of the Company’s wholly owned subsidiaries have pledged the equity interests in their respective direct subsidiaries and have granted a security interest in all of their respective assets.

The Loan Agreement includes customary events of default, conditions to borrowing and covenants for a facility of a type similar to the Asset Financing Facility, including negative covenants that restrict the ability to incur liens, incur indebtedness, execute certain change of control transactions, business combinations or other fundamental changes to their business, dispose of assets, make certain types of restricted payments or enter into certain related party transactions, subject to customary exceptions. In addition, the Company is subject to a financial covenant and is required to have (on a consolidated basis with certain of its subsidiaries), unencumbered cash and cash equivalents, subject to certain exceptions, at the end of each fiscal quarter of at least the greater of (i) $30 million and (ii) the amount of unencumbered liquidity to be maintained by the Company in accordance with any loan documents governing its recourse debt facilities.

If an event of default occurs, the lenders under the Loan Agreement will be entitled to take various actions, including the termination of any undrawn commitments and the acceleration of amounts due under the Loan Agreement.

Item 1.02	Termination of a Material Definitive Agreement.

Concurrently with the execution of the Loan Agreement, the credit agreement, dated as of March 3, 2015, by and among the Company, as borrower, the financial institutions as lenders from time to time party thereto, and Goldman Sachs Lending Partners LLC, as administrative agent and collateral agent (the “Existing Credit Facility”) was terminated. The Existing Credit Facility permitted the Company to incur revolving loans in an amount up to $131 million. Loans under the Existing Credit Facility were permitted to be drawn from time to time and used for the construction and acquisition of solar energy systems, and letters of credit were permitted to be issued for working capital and general corporate purposes. Proceeds from the Asset Financing Facility were used to pay off the outstanding principal, interest and fees under the Existing Credit Facility, in an aggregate amount of approximately $131 million.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information related to the Loan Agreement described under Item 1.01 above is hereby incorporated by reference under this Item 2.03.

Item 7.01	Regulation FD.

On December 18, 2019, the Company issued a press release announcing the closing of the Asset Financing Facility. A copy of that press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. This information, including the information contained in the press release, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any of the Company’s filings, whether made before or after the date hereof, regardless of any general incorporation language in any such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release issued by Vivint Solar, Inc., dated December 18, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vivint Solar, Inc.

Date: December 18, 2019	By:	/s/ Dana Russell
Dana Russell
Chief Financial Officer and Executive Vice President